SECOND AMENDMENT

             THIS SECOND AMENDMENT TO AGREEMENT ("Second Amendment") is made as of the 23rd day of November 1993, by and among Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas (each, a "Seller" and together, "Sellers"), and Burnup & Sims Inc., a Delaware corporation with principal offices at One North University Drive, Fort Lauderdale, FL 33324 ("Burnup"). All capitalized terms used but not defined herein have the meanings specified in the Agreement (as defined below).

             WHEREAS, the parties hereto have executed and delivered the Agreement dated as of October 15, 1993, as amended by that First Amendment dated November 23, 1993, pursuant to which Burnup has agreed to purchase, and the Sellers have agreed to sell, the Shares in exchange for the Burnup Shares (the "Agreement");

             WHEREAS, the parties desire to amend the Agreement to clarify the Disclosure Schedule.

             NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises herein contained, agree as follows:


             Section 1. Amendment to Disclosure Schedule. Section 4.2 of the Disclosure Schedule is hereby amended by deleting the text thereof in its entirety and substituting the following:

                  $11,500,000, $8,500,000 of which will be paid prior to the Closing Date in cash (of which $3,920,000 was paid as of September 30, 1993) and the remainder of which will be paid by delivery prior to the Closing Date of promissory note in the principal amount of $3,000,000, payable to Sellers in six consecutive semiannual installments of $500,000 each, commencing on August 1, 1994, together with interest accrued thereon, computed at a per annum rate equal to two percent (2%) above the rate announced by First Union National Bank of


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                  Florida from time to time as its prime rate, which shall in no event be less than eight percent (8%).

             Section 2. No Other Amendments. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms and all references to the Agreement therein or elsewhere shall mean the Agreement as amended by this Second Amendment. All references to the Second Amendment in the Agreement or elsewhere shall mean this Second Amendment.


             Section 3.  Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

             Section 4. Governing Law. This Second Amendment shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable principles of conflicts of law. Burnup agrees to the irrevocable designation of the Secretary of State of the State of Florida as its agent upon whom process against it may be served. Each of Sellers agrees to the irrevocable designation of Eliot C. Abbott as his agent upon whom process against him may be served. Each of the parties hereto agrees to personal jurisdiction in any action brought under this Second Amendment in any court, Federal or State, within the State of Florida having subject matter jurisdiction over such action. The parties to this Second Amendment agree that any suit, action, claim, counterclaim or proceeding arising out of or relating to this Second Amendment shall be instituted or brought in the United States District Court for the Southern District of Florida, or, in the absence of jurisdiction, the state court located in Dade County. Each party hereto waives any objection which it may have now or hereafter to the laying of the venue of any such suit, action, claim, counterclaim or proceeding, and irrevocable submits to the jurisdiction of any such court in any such suit, action, claim, counterclaim or proceeding.


             IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

                                 SELLERS:

                                   /s/ Jorge Mas Canosa
                                 _______________________________
                                 Name:  Jorge Mas Canosa


                                   /s/ Jorge Mas
                                 _______________________________
                                 Name:  Jorge Mas


                                   /s/ Juan Carlos Mas
                                 _______________________________
                                 Name:  Juan Carlos Mas


                                   /s/ Jose Ramon Mas
                                 _______________________________
                                 Name:  Jose Ramon Mas






   Attest:                            BURNUP & SIMS INC.

      /s/ Margaret M. Madden             /s/ Nick A. Caporella
   By:_______________________         By:_________________________
      Name: Margaret M. Madden        Name: Nick A. Caporella
      Title: Vice President &         Title: President & Chief
             Corporate Secretary             Executive Officer
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